CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-200837) of The Alkaline Water Company Inc., of our report dated July 13, 2015 on our audit of the financial statements of The Alkaline Water Company Inc. as of March 31, 2015, and the related statements of operations, stockholders’ equity and cash flows for the years ended March 31, 2015 and 2014, which is included in this annual report on Form 10-K.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
July 13, 2015